Exhibit 99.1

New York Mortgage Trust Reports Year End and Fourth Quarter 2006 Results

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Consolidated net loss of $0.79 per share for year ended December 31, 2006 versus a $0.30 net loss for the same period in 2005. Losses attributable solely to the mortgage lending segment which is being discontinued;

•	Investment portfolio continues to be comprised exclusively of high credit quality prime adjustable rate mortgages and agency securities;

•	Virtually no sub-prime credit exposure;

•	Sale of wholesale origination platform assets to Tribeca Lending Corp., a subsidiary of Franklin Credit Management Corporation, closed on February 22, 2007;

•	Sale of retail mortgage origination platform assets to Indymac Bank, F.S.B. is expected to close in April 2007; and

•	Declared first quarter 2007 cash dividend of $0.05 per share.

NEW YORK, NY - March 15, 2007 - New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company organized as a real estate investment trust (“REIT”), today reported results for the three and twelve months ended December 31, 2006.

Comparison of the Years Ended December 31, 2006 and 2005:

•	Total loan origination volume of $2.5 billion in 2006 versus volume of $3.4 billion in 2005;

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2006 consolidated net loss for the Company totaled $14.2 million, or $0.79 per share, representing an increased net loss of $8.9 million from a $5.3 million, or $0.30 per share, net loss for 2005. The Company fully reserved for its fourth quarter tax benefit; and

•
The net interest margin on the Company’s mortgage portfolio for 2006 averaged 49 basis points, down from 85 basis points in 2005, primarily due to rising short-term interest rates, an inverted yield curve and a reduction in average earning portfolio assets.

Quarterly Comparisons:

•	Fourth quarter 2006 total loan origination volume of $585.6 million as compared to $822.9 million for the same period in 2005, representing a decrease of 29%;

•	Fourth quarter total loan origination volume declined 3% as compared to the third quarter of 2006;

•
Consolidated net loss for the Company totaled $8.8 million, or $0.49 per share, for the fourth quarter 2006, as compared to a net loss of $8.7 million, or $0.49 per share, for the same period in 2005; and

•
Net interest margin on the Company’s mortgage portfolio for the fourth quarter of 2006 averaged 9 basis points down from 16 basis points in the third quarter of 2006 and down from 62 basis points during the fourth quarter of 2005. This decrease is primarily due to a continued increase in our borrowing costs and a decrease in average size of portfolio assets ($1.1 billion in the forth quarter of 2006 versus $1.5 billion in the same period of 2005).

Note Regarding Presentation of Financial Results

Solely as a result of the sale of the Company’s wholesale origination platform assets on February 22, 2007 to Tribeca Lending Corp. and the pending sale of its retail mortgage origination platform assets to Indymac Bank, F.S.B., the Company is required to account for the operating results related to these business segments as discontinued operations. As of the date hereof, the Company is in the process of finalizing allocations for the discontinued operations. Because these allocations are not yet finalized, financial results will only be disclosed in this press release on a consolidated basis. Also as a result of the foregoing, the Company intends to file a Notification of Late Filing with the Securities and Exchange Commission for the purpose of receiving a filing extension for its Annual Report on Form 10-K. The Company expects that it will be able to file its Annual Report on Form 10-K within the 15 day extension period provided under Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

Comments from Management

Steven B. Schnall, Chairman, President and Co-Chief Executive Officer, commented, “Our 2006 operating results are reflective of a continued deterioration in the mortgage lending environment. Despite the fact that we have virtually no sub-prime credit exposure, we have experienced a marked increase in the number of early payment defaults of the Alt-A loans originated in our mortgage lending segment. This has resulted in an unprecedented high level of loan repurchases and credit losses totaling $7.4 million over the second half of 2006. This pressure, compounded by our lack of sufficient scale to achieve profitability in this very challenging market, further validates our decision to exit the mortgage lending business.

“Furthermore, our exit from the mortgage lending business will enable the Company to stem its associated losses, stabilize its book value and focus exclusively on the management of its high credit quality mortgage portfolio. Going forward, I am highly confident that Steve Mumma and Dave Akre will be able, with our newfound earnings and book value stability, to take steps to successfully enhance shareholder value.”

Company Statistics:

MORTGAGE LOAN ORIGINATION SUMMARY

A breakdown of the mortgage lending segment loan originations for the year ended December 31, 2006 follows:

(Dollar amounts in thousands)	Number of Loans	Dollar Value	% of Total
Payment Stream
Fixed Rate
FHA/VA	477	$78,899	3.1%
Conventional Conforming	5,942	1,044,537	41.1%
Conventional Jumbo	505	318,346	12.5%
Total Fixed Rate	6,924	$1,441,782	56.7%
ARMs
FHA/VA	12	$3,423	0.1%
Conventional	3,386	1,098,798	43.2%
Total ARMs	3,398	1,102,221	43.3%
Annual Total	10,322	$2,544,003	100.0%
Loan Purpose
Conventional	9,833	$2,461,681	96.8%
FHA/VA	489	82,322	3.2%
Total	10,322	$2,544,003	100.0%
Documentation Type
Full Documentation	5,317	$1,265,453	49.7%
Stated Income	2,167	610,235	24.0%
Stated Income/Stated Assets	1,259	293,454	11.5%
No Documentation	925	231,244	9.1%
No Ratio	445	101,868	4.0%
Stated Assets	15	2,329	0.1%
Other	194	39,420	1.6%
Total	10,322	$2,544,003	100.0%

A breakdown of the mortgage lending segment loan originations for the 2006 fourth quarter follows:

		Aggregate		Weighted
		Principal	Percentage	Average	Average	Weighted
	Number	Balance	Of Total	Interest	Principal	Average
	of Loans	($ in millions)	Principal	Rate	Balance	LTV	FICO

ARM	647	$218.2	37.3%	7.10%	$337,270	73.5	699
Fixed-rate	1,609	353.7	60.4%	7.14%	219,835	75.8	712
Subtotal-non-FHA	2,256	$571.9	97.7%	7.13%	$253,514	74.9	707
FHA - ARM	-	$-	-	-	$-	-	-
FHA - fixed-rate	83	13.7	2.3%	6.42%	164,723	94.6	650
Subtotal - FHA	83	$13.7	2.3%	6.42%	$164,723	94.6	650

Total ARM	647	$218.2	37.3%	7.10%	$337,270	73.5	699
Total fixed-rate	1,692	367.4	62.7%	7.11%	217,132	76.5	709
Total Originationsl	2,339	$585.6	100.0%	7.11%	$250,364	75.4	706

Purchase mortgages	1,350	$306.0	52.3%	7.22%	$226,633	80.2	720
Refinancings	906	265.9	45.4%	7.02%	293,570	68.8	693
Subtotal-non-FHA	2,256	$571.9	97.7%	7.13%	$253,514	74.9	707
FHA - purchase	71	$11.3	1.9%	6.35%	$159,550	96.9	661
FHA - refinancings	12	2.4	0.4%	6.74%	195,333	83.4	597
Subtotal - FHA	83	$13.7	2.3%	6.42%	$164,723	94.6	650

Total purchase	1,421	$317.3	54.2%	7.19%	$223,281	80.8	717
Total refinancings	918	$268.3	45.8%	7.02%	$292,286	69.0	692
Total Originationsl	2,339	$585.6	100.0%	7.11%	$250,364	75.4	706

* FHA originations are Streamlined Refinance mortgages with low average balances. All FHA loans are and will continue to be sold or brokered to third party investors.

Mortgage Portfolio Activity

As of December 31, 2006, the Company’s portfolio of high credit quality investment securities totaled $489.0 million and had a weighted average purchase price of $100.30. Approximately 19% of the securities purchased are backed by 3/1 hybrid adjustable rate mortgages, 41% are backed by 5/1 hybrid adjustable rate mortgages and the remaining 39% are comprised of short reset floating rate securities. In addition, loans held in securitization trusts totaled $588.2 million and had an average purchase price of $100.65 and total delinquencies of 1.16%. Approximately 33% of investment securities and loans held in securitized trusts have interest rate resets of less than 6 months. The investment securities and the loans held in securitization trusts are financed in part with debt aggregating approximately $1.0 billion as of December 31, 2006. Following the expected completion of the disposition of its retail mortgage origination platform in the early part of the second quarter, the Company will be able to redeploy the net proceeds from this transaction back into the portfolio. Additionally, the Company expects to benefit from improving reinvestment opportunities as 33% of the investment portfolio resets over the next 6 months.

Dividend Declaration

On Monday, March 12, 2007, the Company’s Board of Directors declared a cash dividend of $0.05 per share on shares of its common stock for the quarter ending March 31, 2007. The dividend is payable on April 26, 2007 to stockholders of record as of April 9, 2007. The Company reevaluates the dividend policy each quarter and makes adjustments as necessary. Investors are advised that the Company’s earnings projections are based on a number of operational, financial and market assumptions, and if such assumptions do not materialize, the Company may not be able to maintain its dividend policy. In addition to such assumptions, the Company’s dividend policy is subject to its Board of Directors approval and ongoing review which includes, but is not limited to, considerations such as the Company’s financial condition, earnings projections and business prospects. The dividend policy does not constitute an obligation to pay dividends, which only occurs when the Board of Directors declares a dividend.

Conference Call

On Friday, March 16, 2007 at 10:00 a.m. Eastern time, New York Mortgage Trust's executive management will host a conference call and audio webcast highlighting the Company's fourth quarter financial results. The conference call dial-in number is 303-262-2140. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

About New York Mortgage Trust

New York Mortgage Trust, Inc., a real estate investment trust (REIT), is currently engaged in the origination of and investment in residential mortgage loans throughout the United States. The Company, through its wholly owned taxable REIT subsidiary, The New York Mortgage Company, LLC (“NYMC”), originates a broad spectrum of residential loan products with a focus on high credit quality, or prime, loans. In addition to prime loans, NYMC also originates jumbo loans, alternative-A loans, sub-prime loans and home equity or second mortgage loans through its retail origination branch network. The Company's REIT portfolio is comprised of securitized, high credit quality, adjustable and hybrid ARM loans. As a REIT, the Company is not subject to federal income tax provided that it distributes at least 90% of its REIT taxable income to its stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-634-2411	Julie Tu (Analysts) 212-827-3776
Email: smumma@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, that the Company may ail to satisfy all of the closing conditions required for consummation of the sale of its retail mortgage origination platform to Indymac Bank, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.